Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 13, 2013	News Media Ruben Rodriguez	(202) 624-6620

	Financial Community Douglas Bonawitz	(202) 624-6129

WGL Holdings, Inc. Reports Fiscal Year 2013 Financial Results;

Issues Fiscal Year 2014 Guidance

•	Consolidated earnings per share down – $1.55 per share for fiscal year 2013 vs. $2.71 per share for fiscal year 2012

•	Consolidated non-GAAP operating earnings down – $2.31 per share for fiscal year 2013 vs. $2.68 per share for fiscal year 2012

•	Earnings Guidance for fiscal year 2014 in a range of $2.22 and $2.42 for GAAP earnings and $2.15 and $2.35 for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2013 of $80.3 million, or $1.55 per share, compared to net income of $139.8 million, or $2.71 per share, reported for the fiscal year ended September 30, 2012.

For the quarter ended September 30, 2013, we reported a net loss determined in accordance with GAAP of ($51.6) million, or ($1.00) per share, compared to net income of $7.7 million, or $0.15 per share, reported for the same quarter of the prior fiscal year.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) adjusts for the effects of applying GAAP to certain transactions or classes of transactions that are not representative of the on-going operating earnings of the company. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the fiscal year ended September 30, 2013, non-GAAP operating earnings were $119.8 million, or $2.31 per share, compared to non-GAAP operating earnings of $138.4 million, or $2.68 per share, for the prior fiscal year. For the fourth quarter of fiscal year 2013, our non-GAAP operating loss was ($28.2) million, or ($0.55) per share, compared to a non-GAAP operating loss of ($5.0) million, or ($0.10) per share, for the same quarter of the prior fiscal year.

“The full-year results for our regulated utility business reflected the positive impact of recent regulatory actions and O&M management, and exceeded our expectations for the year,” said Terry McCallister, Chairman and Chief Executive Officer of WGL. “This segment of our business is performing well and will benefit in the future from continued customer growth and rate base growth driven by accelerated pipe replacement programs in all three of our jurisdictions.”

“Among our non-utility businesses, our commercial energy systems business is also performing well and is meeting our objective of growing our asset-based renewable energy investments. Market conditions and external costs experienced at both our midstream and retail businesses adversely impacted the expected growth during the year from this part of our portfolio. We believe the challenges in these businesses are manageable and with growth opportunities arising for pipeline investments, we are still positioned to achieve our long term growth objective.”

Fiscal Year and Fourth Quarter Results by Business Segment

Regulated Utility Segment

For the quarter ended September 30, 2013, our regulated utility segment reported a seasonal net loss of ($39.7) million, or ($0.77) per share, compared to a net loss of ($1.2) million, or ($0.02) per share, reported for the fourth quarter of the prior fiscal year. After adjustments, the non-GAAP operating loss for the regulated utility segment was ($22.2) million, or ($0.43) per share, for the quarter ended September 30, 2013, compared to a non-GAAP operating loss of ($12.6) million, or ($0.24) per share, for the same quarter of the prior fiscal year. The quarter comparison of non-GAAP operating losses reflect higher operating costs associated with employee benefits, a higher effective tax rate and lower asset optimization margins. Partially offsetting these unfavorable variances were slightly higher revenues from new base rates in the District of Columbia.

For the fiscal year ended September 30, 2013, our regulated utility segment reported net income of $71.8 million, or $1.39 per share, compared to net income of $109.7 million, or $2.13 per share, for the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $99.8 million, or $1.93 per share, for the fiscal year ended September 30, 2013, compared to non-GAAP operating earnings of $104.4 million, or $2.02 per share, for the prior fiscal year. The year-over-year change in non-GAAP operating earnings reflect lower recovery of carrying costs on storage gas inventory, higher pension costs and higher depreciation expense resulting from the growth in our investment in utility plant. Partially offsetting these unfavorable variances were higher revenues resulting from customer growth, new base rates in Maryland and the District of Columbia, accelerated pipeline replacement surcharges, favorable effects of changes in natural gas consumption patterns and lower uncollectible accounts expense.

Retail Energy-Marketing Segment

For the quarter ended September 30, 2013, the retail energy-marketing segment reported net income of $2.5 million, or $0.05 per share, compared to net income of $14.4 million, or $0.28 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $0.6 million, or $0.01 per share, for the quarter ended September 30, 2013, compared to non-GAAP operating earnings of $8.9 million, or $0.17 per share, for the same quarter of the prior fiscal year. The quarter comparison of non-GAAP operating earnings reflect lower realized electric unit margins due to higher costs to customers under fixed contract pricing from the regional power grid operator (PJM), partially offset by higher natural gas unit margins on favorable supply timing issues. Operating expenses for the quarter were higher primarily due to higher customer acquisition costs.

For the fiscal year ended September 30, 2013, the retail energy-marketing segment reported net income of $33.0 million, or $0.64 per share, compared to net income of $39.3 million, or $0.76 per share, reported for the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $30.4 million, or $0.59 per share, for the fiscal year ended September 30, 2013, compared to non-GAAP operating earnings of $36.2 million, or $0.70 per share, for the prior fiscal year.

The fiscal year comparison of non-GAAP operating earnings reflects lower electricity margins due to the timing differences in margin recognition as well as higher costs associated with fixed price contracts partially offset by higher natural gas margins. Natural gas margins were higher primarily due to higher volumes resulting from colder weather and increased margins on portfolio optimization activities. Operating expenses decreased year-over-year due to lower uncollectible accounts expense and purchase of receivables costs, partially offset by higher salaries and benefits.

Commercial Energy Systems Segment

For the quarter ended September 30, 2013, the commercial energy systems segment reported net income of $1.1 million, or $0.02 per share, compared to net income of $0.9 million, or $0.02 per share, for the same quarter of the prior fiscal year. For the fiscal year ended September 30, 2013, the commercial energy systems segment reported net income of $3.0 million, or $0.06 per share, compared to net income of $2.4 million, or $0.05 per share, for the same period of the prior fiscal year. The increase in earnings is primarily due to higher revenue from commercial solar projects in the current period partially offset by continued weakness in the federal energy efficiency contracting business. There were no non-GAAP adjustments for this segment for any of the periods presented.

Midstream Energy Services Segment

The wholesale energy solutions segment has been renamed the midstream energy services segment. For the quarter ended September 30, 2013, the midstream energy services segment reported a net loss of ($11.8) million, or ($0.23) per share, compared to a net loss of ($5.6) million, or ($0.11) per share, for the same period of the prior fiscal year. Non-GAAP operating losses for the midstream energy services segment were ($3.9) million, or ($0.07) per share, compared to an operating loss of ($1.5) million, or ($0.03) per share, for the same period of the prior fiscal year. For the fiscal year ended September 30, 2013, the midstream energy services segment reported a net loss of ($18.8) million, or ($0.36) per share, compared to a net loss of ($9.1) million, or ($0.18) per share, for the same period of the prior fiscal year. Midstream energy services had a non-GAAP operating loss of ($5.3) million, or ($0.10) per share, compared to an operating loss of ($2.2) million, or ($0.04) per share, for the same period of the prior fiscal year.

The non-GAAP comparisons for both the quarter and fiscal year primarily reflect costs incurred related to the investment in the Constitution Pipeline project, continued compression of storage spreads and higher operation and maintenance expense as a result of new storage and optimization arrangements.

Other Activities

For the quarter ended September 30, 2013, other activities reported a net loss of ($2.9) million, or ($0.05) per share, compared to a net loss of ($0.7) million, or ($0.02) per share, for the same quarter of the prior fiscal year. There were no non-GAAP adjustments for the three months ended September 30, 2013.

For the fiscal year ended September 30, 2013, other activities reported a net loss of ($7.9) million, or ($0.16) per share, compared to a net loss of ($2.5) million, or ($0.05) per share, for the prior fiscal year. Other activities reported non-GAAP operating losses of ($7.3) million, or ($0.15) per share, compared to a non-GAAP operating loss of ($2.5) million, or ($0.05) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect our corporate branding initiative costs and an increase in our on-going business development activities.

Earnings Outlook

Our GAAP earnings estimate for fiscal year 2014 is in a range of $2.22 per share to $2.42 per share. This estimate includes projected fiscal year 2014 earnings from our regulated utility segment in a range of $1.90 per share to $2.00 per share and projected fiscal year 2014 earnings from our non-utility business segments in a range of $0.32 per share to $0.42 per share.

We are also providing a consolidated earnings estimate for fiscal year 2014 based on non-GAAP operating earnings in a range of $2.15 per share to $2.35 per share. This estimate includes projected fiscal year 2014 non-GAAP operating earnings from our regulated utility segment in a range of $1.83 per share to $1.93 per share and projected fiscal year 2014 non-GAAP operating earnings from our non-utility business segments in a range of $0.32 per share to $0.42 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on November 14, 2013, to discuss our fourth quarter and fiscal year 2013 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on WGL’s website through December 13, 2013.

Headquartered in Washington, D.C., WGL [NYSE: WGL] is a leading source for clean and efficient energy solutions. Through our affiliates and strategic relationships, the Company offers a diverse set of energy sources including natural gas, wind, and solar as well as a range of energy solutions – generation, storage, transportation, distribution, supply, and efficiency – which serve customers in more than 25 states. WGL has five main operating units: Washington Gas Light Company, a regulated natural gas utility serving approximately 1.1 million customers in the metropolitan Washington, D.C. area; Washington Gas Energy Services, Inc., one of the largest natural gas, electricity and green energy suppliers in the Mid-Atlantic; Washington Gas Energy Systems, Inc., a distributed generation and energy efficiency business, offering solar, fuel cell, combined heat and power, and other technologies across the United

States; WGL Midstream, a midstream energy services business, investing in and optimizing natural gas pipelines and storage facilities in the Midwest and Eastern United States; and Hampshire Gas, a natural gas storage business which owns and operates facilities in and around Hampshire County, West Virginia. As product and service innovation are critical for value creation and sustaining growth, we are continuously increasing our assets and investments in targeted clean energy sectors. This strategy supports WGL’s core business, as well as provides opportunity for growth through partnerships and investments. WGL’s diversity is its strength. We are dedicated to the sustainability of our business, the customers and communities we serve, and the environment. To learn more, visit www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	September 30,
(In thousands)	2013	2012
ASSETS
Property, Plant and Equipment
At original cost	$4,077,506	$3,807,036
Accumulated depreciation and amortization	(1,223,019)	(1,139,623)
Net property, plant and equipment	2,854,487	2,667,413
Current Assets
Cash and cash equivalents	3,478	10,263
Accounts receivable, net	318,534	369,907
Storage gas	347,291	283,008
Derivatives and other	150,708	169,583
Total current assets	820,011	832,761
Deferred Charges and Other Assets	532,586	610,773
Total Assets	$4,207,084	$4,110,947
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,274,545	$1,269,556
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	524,067	589,202
Total capitalization	1,826,785	1,886,931
Current Liabilities
Notes payable and current maturities of long-term debt	440,100	247,718
Accounts payable and other accrued liabilities	270,658	270,387
Derivatives and other	239,319	238,910
Total current liabilities	950,077	757,015
Deferred Credits	1,430,222	1,467,001
Total Capitalization and Liabilities	$4,207,084	$4,110,947

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES
Utility	$122,325	$123,827	$1,174,724	$1,109,355
Non-utility	287,576	295,956	1,291,414	1,315,955
Total Operating Revenues	409,901	419,783	2,466,138	2,425,310
OPERATING EXPENSES
Utility cost of gas	52,767	10,245	496,487	394,955
Non-utility cost of energy-related sales	279,649	262,453	1,187,844	1,190,093
Operation and maintenance	102,874	86,613	366,367	342,348
Depreciation and amortization	26,044	22,946	103,284	96,476
General taxes and other assessments	23,706	24,412	145,816	135,455
Total Operating Expenses	485,040	406,669	2,299,798	2,159,327
OPERATING INCOME (LOSS)	(75,139)	13,114	166,340	265,983
Equity in earnings of unconsolidated affiliates	781	355	1,510	1,240
Other Income — Net	1,265	355	2,026	3,692
Interest Expense	8,981	7,526	36,011	36,428
INCOME (LOSS) BEFORE INCOME TAXES	(82,074)	6,298	133,865	234,487
INCOME TAX EXPENSE (BENEFIT)	(30,779)	(1,776)	52,292	93,349
NET INCOME (LOSS)	$(51,295)	$8,074	$81,573	$141,138
Dividends on Washington Gas preferred stock	330	330	1,320	1,320
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(51,625)	$7,744	$80,253	$139,818
AVERAGE COMMON SHARES OUTSTANDING
Basic	51,756	51,592	51,697	51,522
Diluted	51,756	51,637	51,808	51,589
EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(1.00)	$0.15	$1.55	$2.71
Diluted	$(1.00)	$0.15	$1.55	$2.71

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$(39,688)	$(1,215)	$71,813	$109,696
Non-utility operations:
Retail energy-marketing	2,539	14,355	33,024	39,331
Commercial energy systems	1,051	907	2,991	2,367
Midstream energy services	(11,785)	(5,647)	(18,825)	(9,090)
Other activities	(2,939)	(656)	(7,947)	(2,486)
Total non-utility	$(11,134)	$8,959	$9,243	$30,122
Inter-segment eliminations	(803)	-	(803)	-
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(51,625)	$7,744	$80,253	$139,818

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS
					Fiscal Year Ended September 30,
					2013	2012

Closing Market Price—end of period					$42.71	$40.25
52-Week Market Price Range					$46.96-$35.96	$44.99-$36.84
Price Earnings Ratio					27.6	15.1
Annualized Dividends Per Share					$1.68	$1.60
Dividend Yield					3.9%	4.0%
Return on Average Common Equity					6.3%	11.3%
Total Interest Coverage (times)					4.5	7.1
Book Value Per Share—end of period					$24.62	$24.60
Common Shares Outstanding—end of period (thousands)					51,774	51,612

UTILITY GAS STATISTICS
	Three Months Ended				Fiscal Year Ended
	September 30,				September 30,
(In thousands)	2013		2012		2013	2012

Operating Revenues
Gas Sold and Delivered
Residential - Firm	$61,009		$66,501		$740,233	$697,674
Commercial and Industrial - Firm	17,066		18,272		174,314	155,530
Commercial and Industrial - Interruptible	431		187		2,722	1,585
Electric Generation	275		275		1,100	1,100
	78,781		85,235		918,369	855,889
Gas Delivered for Others
Firm	24,706		20,635		177,602	173,611
Interruptible	8,032		7,868		51,122	46,124
Electric Generation	175		238		555	727
	32,913		28,741		229,279	220,462
	111,694		113,976		1,147,648	1,076,351
Other	10,631		9,851		27,076	33,004
Total	$122,325		$123,827		$1,174,724	$1,109,355

	Three Months Ended				Fiscal Year Ended
	September 30,				September 30,
(In thousands of therms)	2013		2012		2013	2012

Gas Sales and Deliveries
Gas Sold and Delivered
Residential - Firm	35,066		36,742		660,424	540,206
Commercial and Industrial - Firm	16,995		16,550		180,942	149,515
Commercial and Industrial - Interruptible	427		257		2,897	2,042
	52,488		53,549		844,263	691,763
Gas Delivered for Others
Firm	50,767		49,608		488,182	436,698
Interruptible	43,423		43,216		270,884	243,031
Electric Generation	56,679		111,922		177,533	343,315
	150,869		204,746		936,599	1,023,044
Total	203,357		258,295		1,780,862	1,714,807

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	71,989		81,283		702,471	610,420

Number of Customers (end of period)	167,900		177,500		167,900	177,500

Electricity Sales
Electricity Sales (thousands of kWhs)	3,271,440		3,394,645		12,133,019	11,794,872

Number of Accounts (end of period)	179,900		194,300		179,900	194,300

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	47.59	¢	54.40	¢	53.72 ¢	60.47 ¢

HEATING DEGREE DAYS
Actual	9		5		3,769	3,036
Normal	13		13		3,775	3,799
Percent Colder (Warmer) than Normal	(30.8)%		(61.5)%		(0.2)%	(20.1)%

Average Active Customer Meters	1,105,109		1,093,694		1,104,283	1,093,351

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing segments; (ii) unrealized gains (losses) on certain derivatives for the long-term purchase of natural gas for the midstream energy services segment; (iii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iv) changes in the measured value of our inventory for our midstream energy services segment; (v) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment; (vi) incremental legal and consulting costs associated with business development activities; and (vii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, to forecast future results and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•	To provide a more transparent and accurate view of the ongoing financial results of our operations, we exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment.

i.	For our regulated utility segment, we use derivatives to substantially lock in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses; therefore, excluding these unrealized losses is consistent with regulatory sharing requirements.

ii.	For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not.

iii.	For the midstream energy services segment, we have entered into certain long-term natural gas purchase agreements which are accounted for as derivatives. These agreements were entered into to take advantage of potential basis spreads, not to hedge inventory. When the natural gas is delivered in the future, any gains and losses from the physical sale of that gas will be recognized.

With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	Our non-utility midstream energy services segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•	Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain incremental legal and consulting costs associated with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating operations.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended September 30, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$(39,688)	$2,539	$1,051	$(11,785)	$(2,939)	$(803)	$(51,625)
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	15,765	(1,957)	-	8,584	-	-	22,392
Storage optimization program (c)	(208)	-	-	-	-	-	(208)
Weather derivative products (d)	256	-	-	-	-	-	256
Change in measured value of inventory (e)	-	-	-	(661)	-	-	(661)
Competitive service provider imbalance cash settlement(f)	76	-	-	-	-	-	76
Impairment loss on Springfield Operations Center(i)	1,560	-	-	-	-	-	1,560
Non-GAAP operating earnings (loss)	$(22,239)	$582	$1,051	$(3,862)	$(2,939)	$(803)	$(28,210)
GAAP diluted earnings (loss) per average common share (51,756 shares)	$(0.77)	$0.05	$0.02	$(0.23)	$(0.05)	$(0.02)	$(1.00)
Per share effect of non-GAAP adjustments	0.34	(0.04)	-	0.16	(0.01)	-	0.45
Non-GAAP operating earnings (loss) per share	$(0.43)	$0.01	$0.02	$(0.07)	$(0.06)	$(0.02)	$(0.55)

Three Months Ended September 30, 2012(m)
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$(1,215)	$14,355	$907	$(5,647)	$(656)	$-	$7,744
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market gain on energy-related derivatives (b)	(7,104)	(7,428)	-	-	-	-	(14,532)
Storage optimization program (c)	(540)	-	-	-	-	-	(540)
Weather derivative products (d)	(139)	-	-	-	-	-	(139)
Change in measured value of inventory(e)	-	-	-	4,137	-	-	4,137
Competitive service provider imbalance cash settlement(f)	(2,286)	1,975	-	-	-	-	(311)
DC weather impact(j)	21	-	-	-	-	-	21
VA retroactive depreciation expense adjustment(k)	(1,379)	-	-	-	-	-	(1,379)
Non-GAAP operating earnings (loss)	$(12,642)	$8,902	$907	$(1,510)	$(656)	$-	$(4,999)
GAAP diluted earnings (loss) per average common share (51,637 shares)	$(0.02)	$0.28	$0.02	$(0.11)	$(0.02)	$-	$0.15
Per share effect of non-GAAP adjustments	(0.22)	(0.11)	-	0.08	-	-	(0.25)
Non-GAAP operating earnings (loss) per share	$(0.24)	$0.17	$0.02	$(0.03)	$(0.02)	$-	$(0.10)

Fiscal Year Ended September 30, 2013
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$71,813	$33,024	$2,991	$(18,825)	$(7,947)	$(803)	$80,253
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	27,382	(2,954)	-	15,705	-	-	40,133
Storage optimization program (c)	362	-	-	-	-	-	362
Weather derivative products (d)	103	-	-	-	-	-	103
Change in measured value of inventory (e)	-	-	-	(2,192)	-	-	(2,192)
Competitive service provider imbalance cash settlement(f)	(412)	369	-	-	-	-	(43)
Net insurance proceeds(g)	(1,031)	-	-	-	-	-	(1,031)
Incremental professional service fees(h)	-	-	-	-	637	-	637
Impairment loss on Springfield Operations Center(i)	1,560	-	-	-	-	-	1,560
Non-GAAP operating earnings (loss)	$99,777	$30,439	$2,991	$(5,312)	$(7,310)	$(803)	$119,782
GAAP diluted earnings (loss) per average common share (51,808 shares)	$1.39	$0.64	$0.06	$(0.36)	$(0.16)	$(0.02)	$1.55
Per share effect of non-GAAP adjustments	0.54	(0.05)	-	0.26	0.01	-	0.76
Non-GAAP operating earnings (loss) per share	$1.93	$0.59	$0.06	$(0.10)	$(0.15)	$(0.02)	$2.31

Fiscal Year Ended September 30, 2012(m)
(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated
GAAP net income (loss)	$109,696	$39,331	$2,367	$(9,090)	$(2,486)	$-	$139,818
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market gain on energy-related derivatives (b)	(9,579)	(5,058)	-	-	-	-	(14,637)
Storage optimization program (c)	532	-	-	-	-	-	532
Weather derivative products (d)	(502)	-	-	-	-	-	(502)
Change in measured value of inventory (e)	-	-	-	6,924	-	-	6,924
Competitive service provider imbalance cash settlement(f)	(2,286)	1,975	-	-	-	-	(311)
Impairment loss on Springfield Operations Center(i)	3,012	-	-	-	-	-	3,012
DC weather impact(j)	2,099	-	-	-	-	-	2,099
VA retroactive depreciation expense adjustment(k)	(1,379)	-	-	-	-	-	(1,379)
Regulatory asset write-off - tax effect Medicare Part D(l)	2,827	-	-	-	-	-	2,827
Non-GAAP operating earnings (loss)	$104,420	$36,248	$2,367	$(2,166)	$(2,486)	$-	$138,383
GAAP diluted earnings (loss) per average common share (51,589 shares)	$2.13	$0.76	$0.05	$(0.18)	$(0.05)	$-	$2.71
Per share effect of non-GAAP adjustments	(0.11)	(0.06)	-	0.14	-	-	(0.03)
Non-GAAP operating earnings (loss) per share	$2.02	$0.70	$0.05	$(0.04)	$(0.05)	$-	$2.68
* Per share amounts may include adjustments for rounding.
(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2013
	Quarterly Period Ended (n)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$52,388	$89,505	$(10,015)	$(51,625)	$80,253
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	4,150	(6,761)	20,352	22,392	40,133
Storage optimization program (c)	(90)	1,152	(492)	(208)	362
Weather derivative products (d)	143	(425)	129	256	103
Change in the measured value of inventory (e)	2,271	7,272	(11,074)	(661)	(2,192)
Competitive service provider imbalance cash settlement (f)	-	(1)	(118)	76	(43)
Net insurance proceeds (g)	-	-	(1,031)	-	(1,031)
Incremental professional service fees (h)	-	-	637	-	637
Impairment loss on Springfield Operations Center (i)	-	-	-	1,560	1,560
Non-GAAP operating earnings (loss)	$58,862	$90,742	$(1,612)	$(28,210)	$119,782
Diluted average common shares outstanding	51,688	51,828	51,721	51,756	51,808
GAAP diluted earnings per average common share	$1.01	$1.73	$(0.19)	$(1.00)	$1.55
Per share effect of non-GAAP adjustments	0.13	0.02	0.16	0.45	0.76
Non-GAAP operating earnings (loss) per share	$1.14	$1.75	$(0.03)	$(0.55)	$2.31

Fiscal Year 2012(m)
	Quarterly Period Ended (n)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income (loss)	$50,438	$74,179	$7,457	$7,744	$139,818
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	11,997	197	(12,299)	(14,532)	(14,637)
Storage optimization program (c)	138	841	93	(540)	532
Weather derivative products (d)	(228)	(186)	51	(139)	(502)
Change in measured value of inventory (e)	(4,238)	1,604	5,421	4,137	6,924
MD competitive service provider imbalance cash settlement (f)	-	-	-	(311)	(311)
Impairment loss on Springfield Operations Center (i)	-	-	3,012	-	3,012
DC weather impact (j)	-	1,857	221	21	2,099
VA retroactive depreciation expense adjustment (k)	-	-	-	(1,379)	(1,379)
Regulatory asset write-off - tax effect Medicare Part D (l)	-	2,827	-	-	2,827
Non-GAAP operating earnings (loss)	$58,107	$81,319	$3,956	$(4,999)	$138,383
Diluted average common shares outstanding	51,533	51,561	51,632	51,637	51,589
GAAP diluted earnings (loss) per average common share	$0.98	$1.44	$0.14	$0.15	$2.71
Per share effect of non-GAAP adjustments	0.15	0.14	(0.06)	(0.25)	(0.03)
Non-GAAP operating earnings (loss) per share	$1.13	$1.58	$0.08	$(0.10)	$2.68

Footnotes:

(a)	Non-GAAP adjustments are shown net of tax based on the composite tax rate for each segment. For the three months and fiscal year ended September 30, 2013, the tax expenses related to the adjustments were $14.6 million and $24.7 million, respectively. For the three months and fiscal year ended September 30, 2012, the tax expense(benefit) related to the adjustments were ($8.9) million and ($3.4) million, respectively.
(b)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility, retail energy-marketing, as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing and midstream energy services segments are recorded directly to income.
(c)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(e)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(f)	Represents amounts collected and expected to be collected by the regulated utility segment and the expense and payment made by the retail energy-marketing segment to the regulated utility segment in relation to the refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(g)	Represents the net proceeds of an environmental insurance policy, net of current period environmental claims and regulatory sharing.
(h)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(i)	During the fourth quarter of fiscal year 2013 and third quarter of fiscal year 2012, Washington Gas recorded impairment charges related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(j)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

(k)	Adjustment that eliminates the reduction in depreciation expense applicable to the period from January 1, 2010 through September 30, 2011 resulting from the Virginia State Corporation Commission (SCC of VA) decision received on July 24, 2012. This adjustment was recorded in the fourth quarter of 2012.
(l)	In March 2010, the PPACA eliminated future Med D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the SCC of VA in Washington Gas’ rate case and in other cases, we determined that it was not probable that the SCC of VA would permit recovery of this asset.
(m)	During the first quarter of fiscal year 2013, we made certain changes to our operating segments to reflect the recent growth of our non-utility business activities and the impact of those activities on our financial performance. As a result, prior period operating segment information has been recast to conform to current quarter presentation and may not conform to prior year presentation.
(n)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2014

Consolidated
	Low	High
GAAP Earnings Per Share Guidance Range	$2.22	$2.42
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.07)	(0.07)
Non-GAAP Operating Earnings Per Share Guidance Range	$2.15	$2.35

Regulated Utility Segment
	Low	High
GAAP Earnings Per Share Guidance Range	$1.90	$2.00
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	(0.07)	(0.07)
Non-GAAP Operating Earnings Per Share Guidance Range	$1.83	$1.93

Non-Utility Business Segments
	Low	High
GAAP Earnings Per Share Guidance Range	$0.32	$0.42
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	-	-
Non-GAAP Operating Earnings Per Share Guidance Range	$0.32	$0.42

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2014. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not recognized as being shared with customers, these amounts are recorded directly to income.